Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.0001 per share(3)	2,843,754	$3.855	(2)	$10,962,671.67	(2)	$1,208.09
Total	2,843,754	$3.855		$10,962,671.67		$1,208.09

(1)	Represents shares offered by the selling stockholders. The shares are issuable pursuant to a stock purchase agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $3.855 per share on March 2, 2023 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.